EXHIBIT 99.1
Darden Restaurants Reports Fiscal 2022 Second Quarter Results;
Declares Quarterly Dividend;
And Updates Fiscal 2022 Outlook

ORLANDO, Fla., December 17, 2021 /PRNewswire/ -- Darden Restaurants, Inc., (NYSE:DRI) today reported its financial results for the second quarter ended November 28, 2021.

Second Quarter 2022 Financial Highlights
•Total sales increased 37% from last year to $2.27 billion driven by a blended same-restaurant sales increase of 34.4% and the addition of 34 net new restaurants
•Same-restaurant sales by segment:
•

Consolidated Darden	34.4%
Olive Garden	29.3%
LongHorn Steakhouse	31.2%
Fine Dining	61.6%
Other Business	42.9%
•Diluted net earnings per share from continuing operations was $1.48 as compared to diluted net earnings per share from continuing operations of $0.74 last year
•Net earnings from continuing operations were $193 million
•EBITDA of $335 million1
•The Company repurchased $266 million of its outstanding common stock
______________
1 See the "Non-GAAP Information" below for more details.

“Our restaurant teams did a fantastic job executing at a high level once again this quarter, resulting in strong sales and earnings,” said Chairman and CEO Gene Lee. “Our people fuel our success, which is why we have invested more than $200 million in our team members over the past two years. Given the strength of our performance, we are accelerating a commitment we announced earlier this year to increase the minimum hourly earnings for restaurant team members to $12, which includes income earned through gratuities, effective January 1, 2022. With this change, we expect our restaurant team members will earn, on average, approximately $20 per hour.”

Segment Performance
Segment profit represents sales, less costs for food and beverage, restaurant labor, restaurant expenses and marketing expenses. Segment profit excludes non-cash real estate related expenses.

	Q2 Sales			Q2 Segment Profit
($ in millions)	2022	2021	2020	2022	2021	2020
Consolidated Darden	$2,272.2	$1,656.5	$2,056.4
Olive Garden	$1,077.2	$829.5	$1,023.6	$235.1	$175.1	$190.3
LongHorn Steakhouse	$547.2	$407.4	$447.3	$83.6	$66.3	$71.9
Fine Dining	$188.7	$107.3	$154.8	$39.7	$20.4	$30.4
Other Business	$459.1	$312.3	$430.7	$62.3	$39.2	$47.7
	YTD Sales			YTD Segment Profit
($ in millions)	2022	2021	2020	2022	2021	2020
Consolidated Darden	$4,578.2	$3,183.9	$4,190.3
Olive Garden	$2,167.6	$1,617.7	$2,113.8	$488.4	$348.9	$419.2
LongHorn Steakhouse	$1,114.3	$784.1	$897.5	$191.1	$123.3	$146.4
Fine Dining	$357.5	$190.0	$291.1	$73.2	$30.5	$50.7
Other Business	$938.8	$592.1	$887.9	$147.1	$74.7	$112.1

Average weekly sales by segment:

	Q2 Average Weekly Sales
	2022	2021	2020
Consolidated Darden	$94,296	$69,971	$88,055
Olive Garden	$94,187	$72,913	$90,871
LongHorn Steakhouse	$78,330	$59,621	$66,867
Fine Dining	$164,859	$100,926	$147,668
Other Business	$101,489	$71,107	$99,653

Dividend Declared
Darden's Board of Directors declared a quarterly cash dividend of $1.10 per share on the Company's outstanding common stock. The dividend is payable on February 1, 2022 to shareholders of record at the close of business on January 10, 2022.

Share Repurchase Program
During the quarter, the Company repurchased 1.8 million shares of its common stock for a total cost of $266 million. As of the end of the second quarter, the Company had $761 million remaining under the current repurchase authorization.

Updated Fiscal 2022 Financial Outlook
The Company updated its financial outlook for fiscal 2022 based on year-to-date results and its expected performance for the remainder of the year, assuming no significant business interruptions related to COVID-19.
•Total sales of approximately $9.55 to $9.70 billion
•Total sales growth vs. Pre-COVID1 of 9% to 11%
•Same-restaurant sales vs. fiscal 2021 of 29% to 31%
•35 to 40 new restaurant openings
•Total capital spending of approximately $425 million
•Total inflation of approximately 5.5%
•EBITDA between $1.55 to $1.60 billion2
•Effective tax rate of approximately 14%
•Diluted net earnings per share from continuing operations of $7.35 to $7.60
•Approximately 130 million weighted average diluted shares outstanding
______________
1 Comparison to twelve months ended Q3 fiscal 2020 due to impact of pandemic.
2 See the "Non-GAAP Information" below for more details.

Investor Conference Call
The Company will host a conference call and slide presentation on Friday, December 17 at 8:30 am ET to review its recent financial performance. To listen to the call live, please go to https://www.webcaster4.com/Webcast/Page/1007/43770 at least fifteen minutes early to register, download, and install any necessary audio software. Prior to the call, a slide presentation will be posted on the Investor Relations section of our website at: www.darden.com. For those who cannot access the Internet, please dial 1-800-263-0877 and enter passcode 6941295. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Darden
Darden is a restaurant company featuring a portfolio of differentiated brands that include Olive Garden, LongHorn Steakhouse, Cheddar's Scratch Kitchen, Yard House, The Capital Grille, Seasons 52, Bahama Breeze and Eddie V's. For more information, please visit www.darden.com.

Information About Forward-Looking Statements
Forward-looking statements in this communication regarding our expected earnings performance and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are first made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports. These risks and uncertainties include: the impacts of the novel coronavirus (COVID-19) pandemic on our business and the response of governments and of our Company to the outbreak, health concerns including food-related pandemics or outbreaks of flu or other viruses, food safety and food-borne illness concerns, the inability to hire, train, reward and retain restaurant team members, a failure to develop and recruit effective leaders, labor and insurance costs, technology failures including failure to maintain a secure cyber network, compliance with privacy and data protection laws and risks of failures or breaches of our data protection systems, risks relating to public policy changes and federal, state and local regulation of our business, intense competition, changing consumer preferences, an inability or failure to manage the accelerated impact of social media, a failure to execute innovative marketing tactics, a failure to address cost pressures, economic factors specific to the restaurant industry and general macroeconomic factors including interest rates, climate change, adverse weather conditions and natural disasters, long-term and non-cancelable property leases, failure to execute a business continuity plan following a disaster, shortages or interruptions in the delivery of food and other products and services, failure to drive profitable sales growth, a lack of availability of suitable locations for new restaurants, higher-than-anticipated costs to open, close, relocate or remodel restaurants, risks of doing business with franchisees, licensees and vendors in foreign markets, volatility in the market value of derivatives, volatility leading to the inability to hedge equity compensation market exposure, failure to protect our intellectual property, litigation, unfavorable publicity, disruptions in the financial markets, impairment in the carrying value of our goodwill or other intangible assets, changes in tax laws or unanticipated tax liabilities, failure of our internal controls over financial reporting and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

Non-GAAP Information
The information in this press release includes financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”), such as adjusted diluted net earnings per share from continuing operations and EBITDA - earnings before interest, taxes, depreciation and amortization. The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. The Company believes that the presentation of certain non-GAAP measures provides useful supplemental information that is essential to a proper understanding of the operating results of the Company’s businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP measures are included in this release.

(Analysts) Kevin Kalicak, (407) 245-5870; (Media) Rich Jeffers, (407) 245-4189

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) Reconciliation
$ in millions	Q2 2022
Reported Earnings from Continuing Operations	$193
Interest, Net	17
Income Tax Expense	33
Depreciation and Amortization	92
EBITDA	$335

Fiscal 2022 EBITDA Outlook Reconciliation
$ in millions
Net Earnings	$955	to	$990
Interest, Net	65		65
Income Tax Expense	154		165
Depreciation and Amortization	376		376
EBITDA	$1,550	to	$1,596

DARDEN RESTAURANTS, INC.
NUMBER OF COMPANY-OWNED RESTAURANTS

	11/28/21	11/29/20
Olive Garden	879	874
LongHorn Steakhouse	539	527
Cheddar's Scratch Kitchen	172	168
Yard House	85	81
The Capital Grille	61	58
Seasons 52	44	43
Bahama Breeze	42	41
Eddie V's	27	24
The Capital Burger	3	2
	1,852	1,818

DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	11/28/2021	11/29/2020	11/28/2021	11/29/2020
Sales	$2,272.2	$1,656.5	$4,578.2	$3,183.9
Costs and expenses:
Food and beverage	694.1	475.1	1,379.5	909.6
Restaurant labor	744.8	535.5	1,480.8	1,036.2
Restaurant expenses	385.0	330.5	763.1	621.4
Marketing expenses	21.9	18.8	45.8	47.6
General and administrative expenses	91.4	89.9	204.2	218.2
Depreciation and amortization	92.1	86.0	181.1	173.6
Total operating costs and expenses	$2,029.3	$1,535.8	$4,054.5	$3,006.6
Operating income	242.9	120.7	523.7	177.3
Interest, net	16.7	14.6	32.3	31.2
Other (income) expense, net	0.3	0.4	0.5	7.9
Earnings before income taxes	225.9	105.7	490.9	138.2
Income tax expense	32.5	8.8	65.8	4.0
Earnings from continuing operations	$193.4	$96.9	$425.1	$134.2
Losses from discontinued operations, net of tax benefit of $0.0, $0.7, $0.5 and $1.6, respectively	(0.2)	(0.9)	(1.0)	(2.1)
Net earnings	$193.2	$96.0	$424.1	$132.1

Basic net earnings per share:
Earnings from continuing operations	$1.50	$0.74	$3.28	$1.03
Losses from discontinued operations	—	—	(0.01)	(0.01)
Net earnings	$1.50	$0.74	$3.27	$1.02
Diluted net earnings per share:
Earnings from continuing operations	$1.48	$0.74	$3.24	$1.02
Losses from discontinued operations	—	(0.01)	(0.01)	(0.01)
Net earnings	$1.48	$0.73	$3.23	$1.01
Average number of common shares outstanding:
Basic	129.2	130.3	129.8	130.1
Diluted	130.5	131.5	131.1	131.2

DARDEN RESTAURANTS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions)

	11/28/2021	5/30/2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$746.3	$1,214.7
Receivables, net	69.1	68.2
Inventories	230.2	190.8
Prepaid income taxes	337.6	337.2
Prepaid expenses and other current assets	131.0	60.2
Total current assets	$1,514.2	$1,871.1
Land, buildings and equipment, net	3,140.8	2,869.2
Operating lease right-of-use assets	3,599.7	3,776.4
Goodwill	1,037.4	1,037.4
Trademarks	806.3	806.3
Other assets	304.9	295.7
Total assets	$10,403.3	$10,656.1
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$355.4	$304.5
Accrued payroll	160.7	177.4
Accrued income taxes	34.1	35.9
Other accrued taxes	63.9	60.5
Unearned revenues	457.5	474.2
Other current liabilities	709.1	795.8
Total current liabilities	$1,780.7	$1,848.3
Long-term debt	929.0	929.8
Deferred income taxes	229.3	221.6
Operating lease liability - non-current	3,904.4	4,088.5
Other liabilities	1,016.9	754.8
Total liabilities	$7,860.3	$7,843.0
Stockholders’ equity:
Common stock and surplus	$2,280.6	$2,286.6
Retained earnings	261.8	522.3
Accumulated other comprehensive income (loss)	0.6	4.2
Total stockholders’ equity	$2,543.0	$2,813.1
Total liabilities and stockholders’ equity	$10,403.3	$10,656.1

DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	11/28/2021	11/29/2020
Cash flows—operating activities
Net earnings	$424.1	$132.1
Losses from discontinued operations, net of tax	1.0	2.1
Adjustments to reconcile net earnings from continuing operations to cash flows:
Depreciation and amortization	181.1	173.6
Stock-based compensation expense	38.1	41.4
Change in current assets and liabilities and other, net	(162.8)	79.4
Net cash provided by operating activities of continuing operations	$481.5	$428.6
Cash flows—investing activities
Purchases of land, buildings and equipment	(173.3)	(108.2)
Proceeds from disposal of land, buildings and equipment	6.0	5.4
Purchases of capitalized software and changes in other assets, net	(10.5)	(6.9)
Net cash used in investing activities of continuing operations	$(177.8)	$(109.7)
Cash flows—financing activities
Proceeds from issuance of common stock	25.7	10.4
Dividends paid	(286.1)	(39.1)
Repurchases of common stock	(452.3)	(6.8)
Repayments of short-term debt	—	(270.0)
Principal payments on finance leases	(5.6)	(2.9)
Payments of debt issuance costs	(2.7)	—
Net cash used in financing activities of continuing operations	$(721.0)	$(308.4)
Cash flows—discontinued operations
Net cash provided by operating activities of discontinued operations	0.4	3.5
Net cash provided by discontinued operations	$0.4	$3.5

Increase (decrease) in cash, cash equivalents, and restricted cash	(416.9)	14.0
Cash, cash equivalents, and restricted cash - beginning of period	1,214.7	763.3
Cash, cash equivalents, and restricted cash - end of period	$797.8	$777.3

Reconciliation of cash, cash equivalents, and restricted cash:	November 28, 2021	November 29, 2020
Cash and cash equivalents	$746.3	$777.3
Restricted cash included in prepaid expenses and other current assets	51.5	—
Total cash, cash equivalents, and restricted cash shown in the statement of cash flows	$797.8	$777.3